PROMISSORY NOTE

                                                                   July 22, 1999

FOR VALUE RECEIVED, the undersigned, Titan Motorcycle Co. of America, of 2002 E. Indian School Road, Phoenix, AZ 85016 promises to pay to the order of OXFORD INTERNATIONAL MANAGEMENT the principal sum of up to Two Million ($2,000,000) Dollars and accrued interest at the rate of 12% per annum at the following pay down rate:

     January 1, 2001 - one third (1/3rd) of the outstanding principal balance including any accrued interest to that date
     January 1, 2002 - one half (1/2) of the then outstanding principal balance including any accrued interest to that date.
     January 1, 2003 - total of the then outstanding principal balance including any accrued interest to that date.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty at the full discretion of the borrower. Further, in lieu of the above referenced payment schedule, the full balance due (principal and interest) may be converted to equity, in the form of common stock in Titan Motorcycle Co. of America, upon mutual agreement by both parties at any time after January 1, 2000. The conversion price will be at a ten (10%) percent discount to the market price of the common stocks as of January 1, 2000, or the date of conversion, whichever is later.

In the event of any default by the undersigned in the payment of principal or interest when due or in the event of the suspension of actual business, insolvency, assignment for the benefit of creditors, adjudication of bankruptcy, or appointment of receiver, of or against the undersigned, the unpaid balance of the principal sum and any accrued interest owed of this promissory note shall, at the option of the holder, become immediately due and payable.

The maker and all other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, and any and all lack of diligence or delays in collection which may occur, and expressly consent and agree to each and any extension or postponement of time of payment hereof from time to time at or after maturity or other indulgence, and waive all notice thereof.

In case suit or action is instituted to collect this note, or any portion hereof, the maker promises to pay such additional sum, as the court may adjudge reasonable attorney's fees in said proceedings.
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This note is made and executed  under,  and is in all respects  governed by, the laws of the State of Arizona.

OXFORD INTERNATIONAL MANAGEMENT         TITAN MOT CYCLE CO. OF AMERICA


By:                                     By: /s/ Francis S. Keery
    --------------------------------        --------------------------------
Title                                   Title: Chairman, C.E.O.
      ------------------------------           -----------------------------

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